ARTICLES OF AMENDMENT TO
CAPTECH FINANCIAL GROUP, INC.

FILED
05 MAR 21 PM 2:57
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

THE UNDERSIGNED, being the sole director and president of CapTech Financial Group, Inc. does hereby amend its Articles of Incorporation as follows:

ARTICLE IV
SHARES

4.1 Effective March 18, 2005, the capital stock of this corporation shall consist of 200,000,000 shares of common stock, no par value.

I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on March 18, 2005 and that the number of votes cast was sufficient for approval.

IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation this on March 18, 2005.

J Edward Houston

J. Edward Houston, President and Sole Director